Exhibit 99.1

     Service Corporation International Reports Fourth Quarter 2003 Results, Restates Financial Results for 2000 Through the Third Quarter of 2003
                      And Completes Joint Venture in France

    HOUSTON, March 15 /PRNewswire-FirstCall/ -- Service Corporation International (SCI) (NYSE: SRV), the world's largest funeral and cemetery company, today announced results for the fourth quarter and full year of 2003. SCI reported diluted earnings per share of $.10 for the fourth quarter of 2003 compared to a diluted loss of $.01 per share for the fourth quarter of 2002. For the full year of 2003, SCI reported diluted earnings per share of $.28 compared to a diluted loss of $.79 per share for 2002.

    SCI also announced today that it has restated its financial results for the years 2000 through 2002 and for the first three quarters of 2003. The restatement is primarily related to amounts within our cemetery segment that were previously disclosed in our 2001 and 2002 Form 10-K Annual Reports as changes in estimates under our previous interpretation of the accounting rules. This restatement reduces our formerly reported diluted loss per share in 2000 by 3.7%, and increases formerly reported diluted loss per share in 2001 by 4.3%. 2002 diluted earnings per share were unchanged while diluted earnings per share for the first three quarters of 2003 increased by 5.9% as a result of the restatement. Although the restatement affected certain line items within our cash flow statement, it did not change our previously reported cash flows from operations, investing or financing activities. The restatement also will have no impact on our financial results, cash flows or financial condition for the fourth quarter of 2003. Please see the section Restatement of Financial Results later in this press release for a further discussion of this restatement. The table below includes restated amounts for 2002 and for the first three quarters of 2003 as discussed in the restatement section of this press release.

    On March 11, 2004, we completed a joint venture transaction of our funeral operations in France with private equity firm Vestar Capital Partners. The joint venture transaction was consummated with an enterprise value (before adjustments) of the French business of euro 300 million. In addition to maintaining a 25% share of the total equity capital of the newly formed entity, we received net cash proceeds of euro 243 million and a note receivable in the amount of euro 10 million. As a result of the transaction, we expect to recognize a pretax gain of approximately $10 to $20 million in the first quarter of 2004. The transaction will also result in income tax benefits of approximately $30 million which will be realized in the first quarter of 2004, and will also significantly lower our annual effective tax rate in 2004. Lehman Brothers advised us on the transaction and solely arranged and underwrote the debt financing for the transaction.


    Highlights of 2003 and 2002 Results

    (In millions, except per        Three Months Ended   Twelve Months Ended
    share amounts)                      December 31,         December 31,
                                     -----------------   -------------------
                                      2003       2002      2003       2002
                                     ------   --------   --------   --------
                                             (Restated)            (Restated)

    Total Revenues.................. $602.3     $586.4   $2,341.7   $2,323.6
    Total Gross Profits.............  $84.3      $77.9     $365.8     $362.9
    Net Income / (Loss).............  $30.4      $(4.3)     $85.1    $(232.5)
    Diluted Earnings / (Loss)
     Per Share......................   $.10      $(.01)      $.28      $(.79)
    Cash Flows from Operating
     Activities.....................  $70.5     $100.0     $374.1     $352.2
    Capital Expenditures............  $35.8      $38.0     $116.0     $100.0
    Cash and Cash Equivalents.......                       $239.4     $200.6
    Total Debt......................                     $1,711.6   $1,984.8


    In addition to the items restated, we have reclassified certain prior year amounts throughout this press release to conform to the current period financial presentation with no effect on previously reported net income, financial condition or cash flows.



    -- SCI reported net earnings of $30.4 million or $.10 per diluted share in the fourth quarter of 2003 and $85.1 million or $.28 per diluted share for the full year 2003. Net income reported for the quarter and the year was impacted as follows:

      -- Income in the fourth quarter and full year 2003 included a pretax gain of $45.7 million related to the sale of our equity investment in Australia and the collection of an associated note receivable.

      -- Income in the quarter and the year was negatively impacted by litigation related expenses, net of insurance recoveries. We recognized litigation expenses, net of insurance recoveries, of $48.2 million in the fourth quarter of 2003 and $95.2 million in the full year 2003 primarily associated with certain Florida litigation matters. Included in these net litigation expenses was the recognition of a $25 million receivable during the fourth quarter of 2003 for agreed-upon insurance recoveries under the first layer of our insurance coverage related to the previously announced
         $100 million proposed settlement of certain Florida related litigation. We have substantial face amounts of insurance coverage that we believe are applicable to these matters and other outstanding matters. We will continue to pursue favorable resolutions with other insurance carriers concerning outstanding coverage issues.

      -- Income in the quarter and full year was negatively impacted by $7.3 million of other operating expenses related to severance costs associated with the reorganization of our operating management structure in November 2003.

    -- Free cash flow for 2003 increased approximately $8 million to $220.0 million compared to $212.1 million in 2002. See our definition and calculation of free cash flow included in a separate section later in this press release.

    -- Cash flows from operating activities were $374.1 million in 2003 and included payments of $27.1 million, net of insurance recoveries, to resolve certain litigation matters. Excluding these litigation payments, cash flows from operating activities were $401.2 million; ahead of our guidance range of $350 to $400 million (our target range specifically excluded any potential impact from litigation matters). Also included in our actual and projected 2003 amounts was the receipt of a $94.5 million tax refund. Cash flows from operating activities in 2002 were $352.2 million and included a $57.1 million tax refund and a $10.1 million escrow receipt from the sale of our French insurance company. Had we not incurred these net litigation payments or received the tax refunds and escrow receipt, cash flows from operating activities in 2003 would have been $306.7 million compared to $285.0 million in 2002, representing an increase of $21.7 million or 7.6%.

    -- Revenues and gross profits increased in the fourth quarter and full year 2003 compared to 2002 led by improvements in funeral operations. Favorable currency effects also positively benefited the quarter and the full year 2003. These increases in funeral operations and currency offset the reduction in cemetery revenues and gross profits in North America due to lower levels of preneed revenues (which lower levels were expected due to significant sales organization changes) and fewer cemetery development projects completed. See a description of these sales organization changes in the Comparable Cemetery Segment Analysis section of this press release.

    -- During 2003, total debt less cash and cash equivalents (net debt) was reduced to $1.47 billion, representing a decrease of $312 million or 17.5% from 2002 amounts. Since January 1, 2004 our net debt was impacted by the receipt of approximately $300 million of proceeds from the joint venture of our French operations and a payment of $100 million associated with the proposed settlement of certain Florida litigation.


    Commenting on 2003 results Robert L. Waltrip, Chairman and Chief Executive Officer, said:

    "The hard work of the past few years has brought SCI to a position of financial strength and flexibility. In 2003, we generated yet another year of outstanding cash flow and paid down a substantial amount of debt. Free cash flow of $220 million generated in 2003 represents the highest level in our company's history. With the receipt of funds this month from the French joint venture transaction, our total debt less our cash on hand is less than $1.3 billion, the lowest level in our Company since 1994."

    "2003 was a year of solid performance for SCI," added Tom Ryan, SCI President and Chief Operating Officer. "We met or exceeded all of the operating and financial goals that we established in early 2003. We resolved key litigation, freeing up time and resources to focus more on executing our business plan. We signed an agreement for the joint venture of our French operations which subsequently closed in March 2004. We continued to make progress in further implementing strategies and initiatives focused on making our businesses stronger and adding value for our consumers. And we now have a stream-lined infrastructure in place that will allow us to operate more effectively resulting in significant improvements in funeral and cemetery margins in 2004. It is an exciting time for our company. I am optimistic about the opportunities that lie ahead for us and I look forward to our future."


    Restatement of Financial Results

    Effective January 1, 2000, we adopted the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), and recorded a liability for Deferred preneed cemetery contract revenues of approximately $1.8 billion. This deferred revenue represented presold cemetery merchandise and services that had not been delivered or had not been performed.

    As a result of the adoption of SAB 101, we significantly changed our accounting procedures and controls to comply with the new revenue recognition accounting policies under SAB 101. Beginning in the latter part of 2000 and continuing through 2001 and 2002, we improved our procedures and controls for reporting the delivery of cemetery merchandise and performance of services. These improvements identified approximately $110 million of preneed cemetery contract items that had been previously delivered or performed, but for which no revenues had been recognized. Previously, we recorded revenues associated with these preneed cemetery contract items as changes in estimates in the period identified. These amounts (per quarter), where material, have been previously disclosed as changes in estimates under our previous interpretation of the accounting rules in our annual reports on Form 10-K for the years 2001 and 2002. These amounts, where material, were also disclosed in our earnings press releases and quarterly reports on Form 10-Q.

    We have now determined to report the recognition of revenues for these items in the periods in which the cemetery merchandise and services were delivered or performed. Additionally, we also concluded that previously reported deferred revenues included approximately $41 million of items for which delivery or performance occurred, but revenue recognition had not occurred. Therefore, the restatement includes adjustments related to these two items affecting the cumulative effect of the adoption of SAB 101, revenues and deferred revenues from 2000 through 2003 to report cemetery merchandise and service revenues in the period these items were delivered or performed.

    We have also reviewed our accounting policy for amortizing prearranged funeral deferred selling costs and have changed the methodology for amortizing these costs from a straight line basis to a method in proportion to when the associated revenues are recognized. We have included this change in amortization in our restated results.


    The effect of the restatement on our previously reported consolidated statement of operations for the periods described above is as follows:


                                                  2000
                             ----------------------------------------------
    (Dollars in thousands,       As                         As         %
     except EPS)              Reported    Adjustments    Restated    Change
                             ---------    -----------    --------    ------
    Revenues...............  2,579,238      19,783 (a)   2,599,021    0.8%

    Income (Loss)
     Before Taxes..........   (482,375)     11,920 (a)    (472,734)   2.0%
                                            (2,279)(b)
    Cumulative Effect
     (SAB 101).............   (909,315)     43,231 (a)    (866,084)   4.8%

    Net Income (Loss)...... (1,343,251)     50,529 (a)  (1,294,117)   3.7%
                                            (1,395)(b)

    Basic EPS..............      (4.93)       0.19 (a)       (4.75)   3.7%
                                             (0.01)(b)

    Diluted EPS............      (4.93)       0.19 (a)       (4.75)   3.7%
                                             (0.01)(b)


                                                  2001
                             ----------------------------------------------
    (Dollars in thousands,       As                         As         %
     except EPS)              Reported    Adjustments    Restated    Change
                             ---------    -----------    --------    ------
    Revenues...............  2,567,437     (49,143)(a)   2,518,294   -1.9%

    Income (Loss)
     Before Taxes..........   (527,673)    (40,017)(a)    (569,554)  -7.9%
                                            (1,864)(b)
    Cumulative Effect
     (SAB 101)..............

    Net Income (Loss)......   (597,796)    (24,503)(a)    (623,440)  -4.3%
                                            (1,141)(b)

    Basic EPS..............      (2.10)      (0.09)(a)       (2.19)  -4.3%
                                              (0.0)(b)

    Diluted EPS............      (2.10)      (0.09)(a)       (2.19)  -4.3%
                                              (0.0)(b)


                                                  2002
                             ----------------------------------------------
    (Dollars in thousands,       As                         As         %
     except EPS)              Reported    Adjustments    Restated    Change
                             ---------    -----------    ---------   ------
    Revenues...............  2,333,429      (9,810)(a)   2,323,619   -0.4%

    Income (Loss)
     Before Taxes .........   (133,180)     (6,091)(a)    (134,170)  -0.7%
                                             5,101 (b)

    Net Income (Loss)......   (231,880)     (3,729)(a)    (232,486)  -0.3%
                                             3,123 (b)

    Basic EPS..............      (0.79)      (0.01)(a)       (0.79)   0.0%
                                              0.01 (b)

    Diluted EPS............      (0.79)      (0.01)(a)       (0.79)   0.0%
                                              0.01 (b)


                                            Nine Months Ended
                                            September 30, 2003
                             ----------------------------------------------
    (Dollars in thousands,       As                         As         %
     except EPS)             Reported(c)   Adjustments    Restated   Change
                             ---------    -----------    ---------   ------
    Revenues...............  1,737,435       1,876 (a)   1,739,311    0.1%
    Income (Loss)
     Before Taxes..........     78,949       1,351 (a)      84,812    7.4%
                                             4,512 (b)

    Net Income (Loss)......     51,072         827 (a)      54,662    7.0%
                                             2,763 (b)

    Basic EPS..............       0.17        (0.0)(a)        0.18    5.9%
                                              0.01 (b)

    Diluted EPS............       0.17        (0.0)(a)        0.18    5.9%
                                              0.01 (b)

     (a) Amounts relate to the adjustments made to deferred preneed cemetery contract revenues discussed above.
     (b) Amounts relate to the change in amortization of prearranged funeral deferred selling costs discussed above.
     (c) Unaudited reported amounts.

    Detailed Comparable Operating Results for 2003 Compared to 2002

    The following table and segment analysis summarizes the comparable results for the fourth quarter and twelve months of 2003 and 2002. Comparable financial information excludes operations that have been acquired or constructed after January 1, 2002 and operations that have been divested or joint ventured prior to December 31, 2003. Comparable financial results are meant to be reflective of the "same store" results of operations.



    (Dollars in millions, except
     funeral services performed
     and average revenue
     per funeral service)      Three Months Ended      Twelve Months Ended
                                  December 31,             December 31,
                            ----------------------- --------------------------
                             2003        2002         2003         2002
                            -----      --------     -------      --------
                                      (Restated)                (Restated)
    North America Funeral
     Revenues.............  289.1       285.3       1,132.8      1,139.0
    International Funeral
     Revenues.............  164.2       138.6         598.9        486.8
                            -----      ------       -------      -------
       Funeral Revenues...  453.3       423.9       1,731.7      1,625.8

    North America Funeral
     Gross Profits........   52.5 18.2%  50.5 17.7%   214.4 18.9%  232.6 20.4%
    International Funeral
     Gross Profits........   18.4 11.2%   8.9  6.4%    71.8 12.0%   50.2 10.3%
                            -----      ------       -------      -------
       Funeral Gross Profits 70.9 15.6%  59.4 14.0%   286.2 16.5%  282.8 17.4%

    North America Funeral
     Services............. 68,330      67,254       263,952      268,326
    France Funeral
     Services............. 33,571      34,185       137,689      134,216
    North America Average
     Revenue Per Funeral
     Service..............  4,127       4,073         4,140        4,054
    France Average Revenue
     Per Funeral Service,
     excluding currency
     effect...............  2,653       2,546         2,500        2,392

    North America
     Cemetery Revenues....  137.2       145.0         557.0        592.3
    International
     Cemetery Revenues....   10.5         7.2          36.3         27.8
                           ------      ------       -------      -------
       Cemetery Revenues..  147.7       152.2         593.3        620.1

    North America Cemetery
     Gross Profits........   12.4 9.0%   17.2 11.9%    75.3 13.5%   70.4 11.9%
    International Cemetery
     Gross Profits........    2.5 23.8%   1.7 23.6%     9.0 24.8%    4.7 16.9%
                           ------      ------       -------      -------
       Cemetery Gross
        Profits...........   14.9 10.1%  18.9 12.4%    84.3 14.2%   75.1 12.1%

    Comparable Funeral Segment Analysis

    -- North America funeral revenues increased $3.8 million in the fourth quarter of 2003 compared to 2002 led by a 1.6% increase in funeral services performed and a 1.3% increase in the average revenue per funeral service which helped to offset lower levels of general agency revenue associated with the sale of insurance-funded prearranged funeral contracts. Revenues for the full year 2003 were $1.13 billion and on the upper end of our guidance range of $1.09 billion to $1.15 billion. Funeral services performed declined 1.6% for the full year 2003 while average revenue per funeral service increased 2.1%.

    -- The fourth quarter of 2003 represents the fourteenth consecutive quarter in which we have increased our average revenue per funeral service despite an increase in cremation services, which typically results in lower average revenue. This consistent growth in average revenue is largely a result of the success of the nationally branded Dignity Memorial(R) packaged funeral and cremation plan initiative. Dignity Memorial burial and cremation packaged plans are designed to simplify the customer decision-making process, provide savings and enhance the value to consumers through unique products and services which have traditionally been unavailable through funeral service locations. These products and services include bereavement travel discounts, grief counseling services, legal services membership, internet memorial archive capabilities and the Aftercare(R) Planner - a comprehensive organizing system that helps families manage the many business details that arise after a death occurs. In addition to improving customer satisfaction levels as measured by independent surveys, these packages also generate significant incremental revenue per funeral service compared to non-Dignity sales due to the comprehensive value-added offerings they provide. On a burial funeral, Dignity Memorial packaged sales generate on average approximately $2,800 more than non-Dignity sales. On a cremation service, Dignity Memorial packaged sales generate approximately $1,700 more than non-Dignity sales. During 2003, approximately 16% of the total funeral consumers served selected a Dignity packaged plan compared to approximately 14% in 2002. On a preneed basis, approximately 20% of funeral prearrangement contracts sold in 2003 were Dignity plans compared to approximately 18% in 2002.

    -- Of the total comparable funeral services performed in North America during the quarter, 39.0% were cremation services compared to 38.5% in the prior year quarter. For the full year, 39.0% of funeral services performed were cremation services compared to 37.9% in the prior year. Our ability to offer the cremation consumer a broad array of products and services through Dignity Memorial packaged plans has resulted in increases in the average revenue per cremation service in 2003 over 2002.

    -- The North America funeral gross margin percentage in the fourth quarter improved to 18.2% versus 17.7% in the prior year quarter. The gross margin improvement was positively affected by the increased revenue associated with more funeral services performed. The funeral gross margin percentage for the twelve months ended December 31, 2003 was 18.9% and on the lower end of our targeted range of 18% to 22%.
       Funeral gross profits for the full year were impacted by the volume declines experienced by us and others in the industry in early 2003. Gross profits for the quarter and the year were negatively impacted by increased employee benefit and insurance costs which were somewhat offset by reductions in indirect preneed selling and other overhead costs.

    -- International funeral operations are predominantly associated with our funeral businesses in France. Subsequent to December 31, 2003, these businesses were joint ventured on March 11, 2004. Revenues and gross profits from funeral operations in France were $160.6 million and $17.6 million in the fourth quarter of 2003 compared to $135.6 million and $8.1 million in 2002. Included in 2003 results are positive effects of foreign currency of $25.7 million in revenues and $1.5 million in gross profits compared to 2002. Excluding the favorable currency effect, France's revenues remained relatively flat quarter over quarter while the gross margin percentage improved to 11.0% in the fourth quarter of 2003 from 6.0% in the fourth quarter of 2002. Included in 2002 results is $4.6 million of depreciation expense that was not included in 2003 because our French operations were classified as held for sale for accounting and reporting purposes. For the full year, France's reported revenues and gross profits were $584.6 million and $68.3 million, respectively. Excluding favorable currency effects, France's revenues grew 3.1% and the gross margin percentage improved to 11.7% compared to 9.9%. These improved results were driven by a 2.6% increase in funeral services performed and a 4.5% increase in the average revenue per funeral service. In addition, $8.9 million of depreciation expense was recorded in 2002 that was not included in 2003 as discussed above.

    Comparable Cemetery Segment Analysis

    -- North America cemetery revenue declined 5.4% in the fourth quarter of 2003 primarily associated with the anticipated decrease in preneed revenues due to significant changes made to the sales organization in late 2002 and early 2003 as described below. Revenues for the twelve months ended December 31, 2003 were $557.0 million. Year over year revenues declined as expected due to reduced preneed revenues mentioned above and lower levels of revenues associated with completed cemetery property development projects in 2003 compared to 2002. As a result of redesigning sales compensation programs; eliminating certain lead generation programs, incentive travel programs and other sales activities; and shifting to a sales model based on personal referrals, we expected revenues to be negatively impacted. We also expected, and realized, higher gross margins as a result of these strategic changes.

    -- Although the North America cemetery gross margin percentage in the fourth quarter of 2003 declined from the prior year impacted by a decline in revenues, the cemetery gross margin percentage for the twelve months ended December 31, 2003 was 13.5% which exceeded the 2002 gross margin percentage of 11.9%. This improvement in gross margin for the year was achieved despite a decline in revenues. For the year, a significant decrease in preneed selling costs as a result of the changes described above helped to overcome increased employee benefit costs, increased insurance costs and increased maintenance expenses to bring certain cemeteries in line with company standards.

    -- International cemetery operations are associated with our cemetery businesses in South America. Revenues and gross profits from cemetery operations in South America grew $3.3 million and $0.8 million, respectively, in the fourth quarter of 2003 compared to the fourth quarter of 2002. Included in 2003 results are positive effects of foreign currency of $1.4 million in revenues and $0.3 million in gross profits compared to 2002. Excluding the favorable currency effect, South America's cemetery revenues grew by $1.9 million or 26.4% and the gross margin percentage improved to 23.8% versus 23.3% in the prior year quarter, reflective of continued improvement in economic conditions in the region. For the full year of 2003, South America generated cemetery revenues and gross profits of $36.3 million and $9.0 million, respectively. Excluding favorable currency effects for the full year, South America's cemetery revenues grew 27.7% and the gross margin percentage improved to 24.8% from 17.1%.

    General and Administrative Expenses

    -- In the fourth quarter of 2003, general and administrative expenses were $67.7 million compared to $31.9 million in 2002. The increase of $35.8 million was primarily due to an increase in litigation expenses of $38.2 million. We recognized expenses, net of estimated insurance recoveries, for litigation related matters primarily in Florida of $48.2 in the fourth quarter of 2003 versus $10.0 million in the fourth quarter of 2002. Also included in 2002 was $6.1 million of accelerated expense associated with existing system amortization costs that was not included in 2003. In 2002, we made the decision to implement new information systems and, therefore, accelerated the existing systems amortization costs which ceased in the third quarter of 2003.
       Excluding these net litigation related expenses and accelerated system amortization costs in both periods, general and administrative expenses increased $3.7 million and was primarily attributable to $3.0 million of accrued expenses associated with our long-term incentive compensation program. This new compensation plan is based upon our total shareholder return (share price appreciation including reinvested dividends) during the period 2003 to 2005 relative to a peer group of companies. This new compensation plan is expensed in contrast to our historical stock option plan which was not expensed.

    -- In the twelve months ended December 31, 2003, general and administrative expenses were $178.1 million compared to $89.8 million in 2002. This increase of $88.3 million is primarily a result of an increase in net litigation expenses of $85.2 million. We recognized expenses, net of estimated insurance recoveries, for litigation related matters primarily in Florida of $95.2 million in 2003 compared to $10 million in 2002. Excluding these net litigation related expenses in 2003 and 2002, general and administrative expenses increased
       $3.1 million. Decreases in technology and other overhead costs were offset by $6.0 million of accrued expenses associated with our long-term incentive compensation program as discussed above. Amounts accrued in 2003 related to this compensation plan are not expected to be paid until 2006 and only if earned.

    -- In addition to general and administrative expenses, there are two other components of overhead costs in North America: home office overhead and field overhead. These overhead costs are allocated to funeral and cemetery operations in North America. Home office and field overhead costs totaled $37.9 million in the fourth quarter of 2003 compared to $42.6 million in the same period of 2002 representing a decrease of $4.7 million or 11%. For the twelve months ended December 31, 2003, home office and field overhead costs decreased $10.3 million or 6.3% to $152.7 million. Reductions in preneed sales overhead costs helped to offset initial start up costs associated with various outsourcing programs (i.e. payroll, accounts payable). These outsourcing programs are expected to meaningfully reduce overhead costs beginning in 2004.

    Other Income and Expenses

    -- We recognized a net pretax gain of $44.0 million during the fourth quarter of 2003 and $50.4 million for the full year 2003 in gains and impairment (losses) on dispositions, net, primarily related to the sale of our equity investment in Australia and the collection of an associated note receivable in December 2003. The Australia transactions generated a gain and net cash proceeds of $45.7 million. In the fourth quarter of 2002, we recognized a net gain of $12.5 million and in the full year of 2002 a net loss of $177.7 million primarily related to an impairment charge for several North America businesses.

    -- Other operating expenses of $7.3 million recognized in the fourth quarter of 2003 represents severance costs associated with the recent reorganization of our operating management structure. In November 2003, we moved to a major market and middle market concept with the understanding that our markets and businesses are not all the same and can benefit from different management approaches. We eliminated the dual management organizations of sales and operations and now have one leader responsible for each market that has the ability to lead in a multi-segment environment, who is focused on growing our business and who is committed to the Dignity Memorial(R) standards and brand. Other operating expenses recognized in the fourth quarter of 2002 of $28.5 million primarily related to market value adjustments of certain options associated with the our 6.3% notes due 2003.

    -- Interest expense declined $3.6 million or 9.3% in the fourth quarter of
       2003 compared to the prior year quarter and declined $18.1 million or
       11.2% in the full year 2003 compared to 2002.   The decrease in
       interest expense reflects the success we have had in reducing outstanding debt.

    -- Other income increased $7.6 million during the fourth quarter of 2003 compared to prior year quarter and $1.9 million in the full year 2003 over 2002. Increases in interest income and transactional foreign currency exchange gains helped to offset declines in gains from early extinguishments of debt and lower levels of cash overrides received from third party insurance companies associated with the sale of prearranged funeral contracts.

    -- In the twelve months ended December 31, 2002, we recognized an after tax charge of $135.6 million as a result of the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". This standard required goodwill to no longer be amortized, but instead tested for impairment annually. This charge related to impairment of goodwill in our North America cemetery segment.

    -- The effective tax rate for the year 2003 was 25.6% which is lower than anticipated due to tax benefits associated with international dispositions. We anticipate the annual effective tax rate in 2004 to be 15% to 18% primarily due to income tax benefits related to the joint venture of France.

    Free Cash Flow

    We define free cash flow as cash flows from operating activities (adjusted for certain unusual items described below) less capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with company standards and extend their useful lives. We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends (subject to restrictions in our debt agreements). Free cash flow is not reduced by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property inventory or the construction of funeral home facilities on SCI-owned cemeteries. Growth-oriented capital spending was $11.1 million and $11.0 million during the three months ended December 31, 2003 and 2002, respectively, and $29.3 million and $27.1 million during the twelve months ended December 31, 2003 and 2002, respectively.

    While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, or as more fully described in our public filings with the SEC. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our Consolidated Statement of Cash Flows attached to this press release.


    The following table provides a reconciliation between Cash flows from operations and free cash flow, as defined.


    (In millions)                    Three Months Ended    Twelve Months Ended
                                         December 31,          December 31,
                                       ---------------      ----------------
                                       2003       2002       2003       2002
                                       ----       ----      -----      -----
    Cash Flows from Operations......  $70.5     $100.0     $374.1     $352.2
    Less: Unusual Tax
          Refunds/Escrow Receipt....     --      (10.1)     (94.5)     (67.2)
    Add: Settlement of Significant
         Legal Matters, Net of
         Insurance Recoveries.......    2.0         --       27.1         --
                                       ----       ----      -----      -----
    Adjusted Cash Flows
     from Operations................   72.5       89.9      306.7      285.0

    Less: Capital Improvements to
          Maintain Existing
          Facilities................  (24.6)     (26.9)     (86.7)     (72.9)
                                       ----       ----      -----      -----
    Free Cash Flow..................  $47.9      $63.0     $220.0     $212.1
                                       ====       ====      =====      =====


    For the twelve months ended December 31, 2003, free cash flow reached record levels and improved $7.9 million or 3.7% above the prior year. Reductions in cash interest paid and other improvements in working capital associated with reduced preneed selling costs in North America helped to offset lower operating cash flows from our French operations and expected higher levels of capital improvement spending at our existing facilities. This increase in capital spending in 2003 was planned as we continue to focus on the quality of our existing facilities to ensure that they are consistent with standards that we have established related to our national branding strategy and that we are competitive in our respective markets.


    Accounting Matters


    Trust Funds and Non-Owned Entities

    In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51". This interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R) which allowed companies with certain types of variable interest entities to defer implementation until March 31, 2004.

    We are in discussions with the Staff of the Securities and Exchange Commission related to the implementation of FIN 46R. The discussion relates to (i) the consolidation under FIN 46R of our prearranged funeral and preneed cemetery merchandise and service trusts; (ii) the potential consolidation of our cemetery perpetual care trust funds; and (iii) the policies of recognition of the associated investment earnings of the trust funds.

    We believe, at this time, that we will consolidate the prearranged funeral and preneed cemetery merchandise and service trust funds upon implementation of FIN 46R. Upon consolidation, the large majority of the trust assets will be recorded at fair value. We are unclear at this time whether we will consolidate the cemetery perpetual care trust funds upon implementation of FIN 46R. Currently, the cemetery perpetual care trust funds are not recognized on our consolidated balance sheet. If the cemetery perpetual care trust funds are consolidated, we believe we will recognize an asset and a corresponding liability in our consolidated balance sheet of approximately $650 million.
The large majority of the assets of cemetery perpetual care trust funds will be recorded at fair value.

    Currently, we defer investment earnings associated with prearranged funeral and preneed cemetery merchandise and service trust funds until the corresponding merchandise is delivered or the service is performed. It is unclear at this time whether this revenue recognition policy will continue upon implementation of FIN 46R, or if we will have to recognize these trust fund earnings in a revised manner, such as at the time the trust funds themselves earn such investment earnings.

    Realized investment earnings from cemetery perpetual care trust funds are recognized in current cemetery revenues as they are intended to defray cemetery maintenance costs. We expect to continue recognizing these investment earnings under this new accounting policy.

    We believe the consolidation of the prearranged funeral and preneed cemetery merchandise and service trust funds (and possibly the cemetery perpetual care trust funds) will have an effect on certain components within our consolidated statement of cash flows. Upon such consolidation, proceeds from sales of trust fund investments and disbursements for purchases of trust fund investments will be shown as separate components of cash flows from investing activities. Currently, the cash flows described above are reported within cash flows from operations as they are receivables collected from third parties.

    In addition to potentially consolidating these trust funds, we also believe we will consolidate certain cemeteries managed by us upon implementation of FIN 46R. We expect to recognize a charge of approximately $10 to $20 million, representing the cumulative effect of an accounting change, as a result of consolidating these cemeteries as of March 31, 2004. The results of operations and cash flows of these cemeteries will be included in our consolidated financial statements upon implementation of FIN 46R, although no material impact is anticipated.

    We are also discussing our accounting policies for insurance funded prearranged funeral contracts with the Staff of the Securities and Exchange Commission. The discussion relates to whether amounts recorded in Prearranged funeral contracts, net and Deferred prearranged funeral contract revenues, net associated with such contracts represent assets and liabilities of the Company as defined in Statement of Financial Accounting Concepts No. 6, "Elements in Financial Statements". If it is concluded that these amounts are not assets and liabilities as defined, we will remove from our consolidated balance sheet amounts relating to insurance funded prearranged funeral contracts recorded in Prearranged funeral contracts, net and Deferred prearranged funeral contract revenues, net which, as of December 31, 2003, were approximately $4.0 billion and $4.0 billion, respectively. Such a change in accounting would have no impact on our consolidated stockholders' equity, results of operations or cash flows.


    Pension Accounting

    Effective January 1, 2004, we changed the accounting for gains and losses on our pension plan assets and obligations. We will recognize such gains and losses in our consolidated statement of operations as such gains and losses are incurred under pension accounting. Prior to January 1, 2004, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). We believe the change is preferable as the new method of accounting better reflects the economic nature of our pension plans and recognizes gains and losses on the pension plan assets and obligations in the year the gains or losses occur. As a result of this accounting change, we expect to recognize a charge for the cumulative effect of an accounting change of approximately $55 million (on a pretax basis) as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and obligations.

    In March 2004, we made a voluntary cash contribution of $20 million to our frozen pension plan to increase the fair value of the plan assets. As a result of this contribution and the change in pension accounting described above, we expect a reduction in pension expenses in 2004 compared to 2003; however, because gains and losses will be recognized currently, market conditions could cause fluctuations in our results of operations.


    Conference Call

    We will host a conference call on Monday, March 15, 2004, at 10:00 a.m. Central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (913) 981-5558.
The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com. After the completion of the live conference call, a replay of the conference call will be available through March 29, 2004 and can be accessed at (719) 457-0820 with the confirmation code of 524017. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/Investors.html. This earnings release will also be available on our website on the Home page under the subheading "In the News" at http://www.sci-corp.com.


    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, us. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:


    -- Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.
    -- The outcomes of pending lawsuits and proceedings against us involving alleged violations of securities laws, including the possibility of an adverse decision in these matters exceeding our insurance coverage, if the insurance coverage is deemed not to apply to these matters or if an insurance carrier is unable to pay any covered amounts to us.
    -- Our ability to consummate the settlement of lawsuits in Florida as described in the agreement in principle with respect thereto and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
    -- Amounts payable by us with respect to our outstanding legal matters exceeding reserves established by us.
    -- Our ability to successfully implement our strategic plan related to producing operating improvements, strong cash flows and further deleveraging.
    -- Litigation or other proceedings that may arise from the restatement of our financial statements.
    -- Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.
    -- Changes in consumer demand and/or pricing for our products and services due to several factors, such as change in local number of deaths, cremation rates, competitive pressures and local economic conditions.
    -- Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.
    -- Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
    -- Our ability to successfully complete our ongoing process improvement and system implementation projects, including our replacement of our North America point-of-sale information technology systems.
    -- Our ability to successfully access surety and insurance markets at a reasonable cost.
    -- Our ability to successfully exploit our substantial purchasing power with certain of our vendors.
    -- The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.


    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K (to be filed on March 15, 2004). We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.


    Service Corporation International (NYSE: SRV), headquartered in Houston, Texas, is the world's largest funeral and cemetery company. We have an extensive network of providers including 1,239 funeral service locations, 406 cemeteries and 141 crematoria providing funeral and cemetery services in North America as of December 31, 2003. We also own funeral and cemetery businesses in South America, Singapore and Germany. For more information about Service Corporation International, please visit our website at www.sci-corp.com.


     For additional information contact:

     Investors: Debbie Young  - Director of Investor Relations
                                (713) 525-9088

     Media:     Terry Hemeyer - Managing Director / Corporate Communications
                                (713) 525-5497


                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF OPERATIONS

    (In thousands, except    Three Months Ended      Twelve Months Ended
     per share amounts)         December 31,              December 31,
                            --------------------    ----------------------
                              2003        2002         2003         2002
                                       (Restated)                (Restated)
                            -------      -------    ---------    ---------
    Revenues:
      Funeral............  $454,414     $431,253   $1,743,983   $1,682,506
      Cemetery...........   147,926      155,134      597,668      641,113
                            -------      -------    ---------    ---------
                            602,340      586,387    2,341,651    2,323,619
    Gross profits:
      Funeral............    69,616       58,891      282,561      284,669
      Cemetery...........    14,719       19,001       83,237       78,256
                            -------      -------    ---------    ---------
                             84,335       77,892      365,798      362,925
                            -------      -------    ---------    ---------
    General and
     administrative
     expenses............   (67,651)     (31,937)    (178,101)     (89,752)
    Gains and impairment
     (losses) on
     dispositions, net...    43,958       12,470       50,350     (177,743)
    Other operating
     expenses............    (7,280)     (28,482)      (9,004)     (94,910)
                            -------      -------    ---------    ---------
      Operating income...    53,362       29,943      229,043          520
                            -------      -------    ---------    ---------

    Interest expense.....   (34,911)     (38,481)    (143,426)    (161,494)
    Other income, net....    11,070        3,501       28,716       26,804
                            -------      -------    ---------    ---------
      Income (loss) from
       continuing operations
       before income taxes
       and cumulative effect
       of accounting change  29,521      (5,037)      114,333     (134,170)
    Benefit (provision)
     for income taxes....       899         714       (29,251)      37,244
                            -------      -------    ---------    ---------
      Income (loss) from
       continuing operations
       before cumulative effect
       of accounting change  30,420      (4,323)       85,082      (96,926)
    Cumulative effect of
     accounting change
     (net of income tax
     benefit of $11,234)         --          --            --     (135,560)
                            -------      -------    ---------    ---------
        Net income (loss)   $30,420     $(4,323)      $85,082    $(232,486)
                            =======      =======    =========    =========
    Basic earnings (loss)
     per share:
      Income (loss) from
       continuing operations
       before cumulative effect
       of accounting change    $.10       $(.01)         $.28        $(.33)
      Cumulative effect of
       accounting change         --          --            --         (.46)
                            -------      -------    ---------    ---------
        Net income (loss)      $.10       $(.01)         $.28        $(.79)
                            =======      =======    =========    =========
    Diluted earnings (loss)
     per share:
      Income (loss) from
       continuing operations
       before cumulative effect
       of accounting change    $.10       $(.01)         $.28        $(.33)
      Cumulative effect of
       accounting change         --          --            --         (.46)
                            -------      -------    ---------    ---------
        Net income (loss)      $.10       $(.01)         $.28        $(.79)
                            =======      =======    =========    =========
    Basic weighted average
     shares outstanding     301,523     295,151       299,801      294,533
                            =======      =======    =========    =========
    Diluted weighted average
     shares outstanding     348,804     295,151       300,790      294,533
                            =======      =======    =========    =========


                      SERVICE CORPORATION INTERNATIONAL
                          CONSOLIDATED BALANCE SHEET

    (In thousands, except share amounts)         December 31,   December 31,
                                                     2003           2002
                                                                 (Restated)
                                                  ----------     ----------
    Assets
     Current assets:
      Cash and cash equivalents..................   $239,431       $200,625
      Receivables, net...........................    233,935        154,387
      Inventories................................    137,121        136,932
      Other......................................     62,837        126,980
                                                  ----------     ----------
       Total current assets......................    673,324        618,924
                                                  ----------     ----------

    Prearranged funeral contracts, net...........  4,734,859      4,281,773
    Preneed cemetery contracts, net..............  1,084,636      1,165,822
    Cemetery property, at cost...................  1,524,545      1,567,584
    Property, plant and equipment, at cost, net..  1,250,632      1,188,340
    Deferred charges and other assets............    739,250        711,417
    Goodwill.....................................  1,195,423      1,184,178
                                                  ----------     ----------
                                                 $11,202,669    $10,718,038
                                                  ==========     ==========
    Liabilities and Stockholders' Equity
     Current liabilities:
      Accounts payable and accrued liabilities...   $456,523       $361,910
      Current maturities of long-term debt.......    182,682        100,330
      Income taxes...............................     29,742          2,043
                                                  ----------     ----------
       Total current liabilities.................    668,947        464,283
                                                  ----------     ----------

    Long-term debt...............................  1,528,883      1,884,508
    Deferred prearranged funeral contract
     revenues, net...............................  5,117,442      4,659,994
    Deferred cemetery contract revenues, net.....  1,575,352      1,629,540
    Deferred income taxes........................    431,401        444,358
    Other liabilities............................    353,686        308,700

    Stockholders' equity:
     Common stock, $1 per share par value,
      500,000,000 shares authorized, 302,039,871
      and 297,010,237 issued and outstanding
      (net of 2,469,445 and 2,516,396 treasury
      shares at par).............................    302,040        297,010
     Capital in excess of par value..............  2,274,664      2,259,936
     Accumulated deficit.........................   (938,063)    (1,023,145)
     Accumulated other comprehensive loss........   (111,683)      (207,146)
                                                  ----------     ----------
      Total stockholders' equity.................  1,526,958      1,326,655
                                                  ----------     ----------
                                                 $11,202,669    $10,718,038
                                                  ==========     ==========


                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF CASH FLOWS

    (In thousands)                                    Twelve Months Ended
                                                          December 31,
                                                     ----------------------
                                                       2003          2002
                                                     -------       --------
                                                                  (Restated)
    Cash flows from operating activities:
    Net income (loss).............................   $85,082      $(232,486)
    Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
      Gains on early extinguishments of debt......    (1,315)        (7,783)
      Cumulative effects of accounting changes,
       net of tax.................................        --        135,560
      Depreciation and amortization...............   161,058        179,733
      Provision for deferred income taxes.........     4,692        106,841
      (Gains) and impairment losses
       on dispositions, net.......................   (50,350)       177,743
      Other operating expenses....................     9,004         94,910
      Payments on restructuring charges...........   (14,155)       (12,806)
      Changes in assets and liabilities, net of
       effects from acquisitions and dispositions:
        (Increase) decrease in receivables........   (52,106)         3,597
        Decrease (increase) in other assets.......    66,505        (31,101)
        Increase (decrease) in payables
         and other liabilities....................   164,250        (83,549)
        Net effect of prearranged funeral
         production and maturities................     4,061         26,721
        Net effect of cemetery production
         and deliveries...........................       667         (7,827)
        Other.....................................    (3,285)         2,619
                                                     -------      ---------
    Net cash provided by operating activities.....   374,108        352,172
    Cash flows from investing activities:
      Capital expenditures........................  (116,000)      (100,045)
      Proceeds from divestitures and sales
       of property and equipment..................    76,577        291,795
      Proceeds and distributions from
       joint ventures and equity investments,
       net of cash retained.......................    73,940         76,292
      Net (deposits) withdrawals of restricted
       funds and other............................   (71,939)        58,883
                                                     -------      ---------
    Net cash (used in) provided by investing
     activities...................................   (37,422)       326,925
    Cash flows from financing activities:
      Net decrease in borrowings
       under credit agreements....................        --        (29,061)
      Payments of debt............................   (90,980)       (75,857)
      Early extinguishments of debt...............  (200,349)      (307,232)
      Settlement of debt-related options..........        --        (57,000)
      Bank overdrafts and other...................    (8,820)       (36,332)
                                                     -------      ---------
    Net cash used in financing activities.........  (300,149)      (505,482)
    Effect of foreign currency....................     2,269         (2,282)
                                                     -------      ---------
    Net increase in cash and cash equivalents.....    38,806        171,333
    Cash and cash equivalents
     at beginning of period.......................   200,625         29,292
                                                     -------      ---------
    Cash and cash equivalents at end of period....  $239,431       $200,625
                                                     =======      =========



SOURCE  Service Corporation International
    -0-                             03/15/2004
    /CONTACT: Investors: Debbie Young, Director of Investor Relations, +1-713-525-9088, or Media: Terry Hemeyer, Managing Director/Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  ERN CCA